Exhibit 10.1

April 11, 2023

Eric Lonnqvist

Dear Eric -

We are pleased and excited to offer you employment with iCAD as Chief Financial Officer, reporting to Dana Brown, President & CEO with a start date of April 17, 2023, under the following terms. We look forward to your contribution and hope that together we can turn our new and growing company into a world-class supplier of innovative and clinically relevant applications.

Your base salary will be equivalent to $250,000 annually, which will be paid in bi-weekly installments, subject to deductions for taxes and other withholdings as required by law or the policies of the company.

You may be eligible for a 2023 prorated discretionary bonus up to 25% of your base salary, based on individual performance and company financials. Your annualized On-Target earnings will be $312,5000.

You will be offered iCAD incentive stock options, subject to a 3-year vesting schedule of 1/3 per year and a 10-year expiration period. The incentive stock options will be issued to you upon your hire date at the amount of 100,000. You will be given written documentation explaining the incentive stock option plan in detail, upon approval.

iCAD’s proprietary rights and confidential information are among the company’s most important assets. We must therefore ask that you sign, if you have not previously, the enclosed policies.

As is true for all iCAD employees, your employment with iCAD will be “at will”, meaning that either you or iCAD may terminate your employment at any time for any reason. Also, your employment is conditioned on you successfully completing and satisfactorily passing a pre-employment background check and possessing proper work authorization in the United States.

To accept this offer, please sign this letter confirming your intended start date your new role in the line below. Please return the full and completed signed offer letter within 7 business days from the date of this offer. iCAD has the right to refuse any offer that is not returned in this outlined time period.

If you have any questions, please feel free to me at 617.359.1600 or email me at btesta@icadmed.com. We look forward to having you begin work with us.

Sincerely,

Brian Testa

People & Culture

I hereby accept this offer of employment: Eric Lonnqvist

Eric Lonnqvist	Apr 13, 2023	Apr 17, 2023
Signature	Date	Start Date:

98 Spit Brook Road, Suite 100 Nashua, NH 03062

phone: 603.882.5200         toll free: 866.280.2239         fax: 603.218.6658

www.icadmed.com

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Agreement (the “Agreement”) is entered into as of the 17 th day of April 2023 by and between iCAD, Inc., a Delaware corporation (the “Company”), and Eric Lonnqvist (the “Executive”).

WHEREAS Executive is employed by the Company, and because of such employment, possesses detailed knowledge of the Company and its business and operations.

WHEREAS Executive’s continued service to the Company is very important to the future success of the Company;

WHEREAS the Company desires to enter into this Agreement to provide Executive with certain financial protection in the event that Executive’s employment terminates under certain circumstances, and thereby to provide Executive with incentives to remain with the Company

WHEREAS the President and the Senior Executive Management team have determined that it is in the best interests of the Company to enter into this Agreement.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.           Definitions.

(a)    Cause. As used herein, “Cause” shall mean the occurrence of any of the following events: (i) Executive’s dishonesty with respect to the Company or any affiliate, parent or subsidiary of the Company; (ii) Executive’s insubordination; (iii) the Executive having committed acts or omissions constituting gross negligence or willful misconduct (including theft, fraud, embezzlement, and securities law violations) which is injurious to the Company, monetarily, or otherwise; (iv) the willful failure by the Executive to substantially perform his employment-related duties and/or responsibilities to the Company; (v) Executive’s unauthorized use or disclosure of the Company’s confidential information; (vi) the indictment of the Executive for a felony or other crime involving moral turpitude or dishonesty; (vii) Executive’s breach of any material provision of any employment, consulting, advisory, non-disclosure, non-competition, or similar material agreement between Executive and the Company, which breach, where reasonably subject to cure, is not cured to the satisfaction of the CEO within ten (10) days after written notice to Executive by the Company reasonably describing such breach; or (viii) conduct substantially prejudicial to the business of the Company or any affiliate, parent or subsidiary of the Company. The CEO shall have sole discretion to determine the existence of “Cause,” provided that the CEO may delegate its power to determine the existence of “Cause,” under this paragraph to an Executive Officer of the Company. In the event that the conduct or breach under (vii) above is not, in the sole opinion of the CEO, capable of cure, or if, in the sole opinion of the CEO, Executive has failed to adequately cure the reasons giving rise to a termination for “Cause” under (vii) above, then Executive’s employment may be terminated immediately provided Company pays Executive his base salary for fourteen (14) days. In no event, however, will Executive be provided with an opportunity to “cure” any conduct, actions, failures to act, events, or breaches giving rise to a termination for “Cause” under (i), (ii), (iii), (iv), (v), (vi) or (viii) above, and any such termination pursuant to (i), (ii), (iii), (iv), (v), (vi) or (viii) above are and will be considered incapable of being “cured.”

(b)     Change In Control. As used herein, a “Change in Control” shall mean:

(i)    the shareholders of the Company approve: (a) any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); (b) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or (c) any plan or proposal for the liquidation or dissolution of the Company; or

(ii)    any “person,” as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of such plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate 25% or more of either: (a) the then outstanding shares of the Common Stock of the Company or (b) the combined voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board (“Voting Securities”) (in either such case, other than as a result of acquisitions of such securities directly from the Company).

Notwithstanding the foregoing, a “Change in Control” of the Company shall not be deemed to have occurred for purposes of the foregoing clause (ii) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases: (a) the proportionate number of shares of Common Stock beneficially owned by any person to 25% or more of the Common Stock then outstanding, or (b) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (a) or (b) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities (other than pursuant to a stock split, stock dividend or similar transaction), then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (ii).

(c)    Disability. As used herein, “Disability” means Executive’s incapacity or inability to perform their duties and responsibilities to the Company, with or without reasonable accommodation, for ninety (90) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder, with or without reasonable accommodation. Determination of Executive’s physical or mental health will be determined by the Board after consultation with a medical expert (who has examined Executive), and such medical expert shall be appointed by the Board using its reasonable judgment. Executive hereby consents to such examination and consultation regarding his health and ability to perform as aforesaid. If Executive is determined to have a Disability as provided herein, then the date of such Disability shall be considered to have occurred as of the end of the ninety (90) day time period referenced herein.

(d)    Good Reason. As used herein, a “Good Reason” shall mean any action by the Company without Executive’s prior written consent which results in (i) any requirement by the Company that Executive perform Executive’s principal duties outside a radius of 25 miles from the Company's Nashua location; (ii) any material diminution in Executive’s title, position, duties, responsibilities or authority; (iii) any breach by the Company of any material provision contained herein; or (iv) a material reduction in Executive’s base salary (unless such reduction is effected in connection with a general and proportionate reduction of salaries for all similarly situated Company employees). Notwithstanding the foregoing, “Good Reason” shall not be deemed to have occurred unless: (a) Executive provides the Company with written notice that he intends to terminate his employment hereunder for the grounds set forth above within thirty (30) days of such reason(s) occurring; (b) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice; and (c) Executive terminates his employment within six (6) months from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

(e)    Base Salary. As used herein, “Base Salary” shall mean Executive’s annual base salary at the time of termination, excluding reimbursements, bonuses, benefits, and amounts attributable to stock options and other non-cash compensation.

2.         Standard Severance. In the event that Executive’s employment is either (i) involuntarily terminated by action of the Company other than for Cause or (ii) Executive terminates Executive’s employment voluntarily for Good Reason, Executive shall receive the following (subject to Executive’s execution of a release of claims as described in Section 7):

(a)    Severance Payments. Continuation of payments in an amount equal to Executive’s then-current Base Salary for the six (6) month period immediately following the termination of Executive’s employment (the “Severance Period,” if Section 2 applies) less all customary and required taxes and employment-related deductions, in substantially equal installments in accordance with the Company’s normal payroll practices. The payments will commence within ninety (90) days following both the date of the termination of the Executive’s employment and the date that the release of claims described in Section 7 is effective and irrevocable. The first payment shall include those installments that would have been paid as of the payment commencement date had the payments commenced in the first payroll period following the termination date.

(b)    COBRA Payments. Upon completion of the appropriate COBRA1/ forms, and subject to all the requirements of COBRA, the Company shall continue Executive’s participation in the Company’s health and dental insurance plans at the Company’s cost (except for Executive’s co- pay, if any, which shall be deducted from Executive’s severance compensation) for the six (6) month COBRA eligibility period following termination, to the same extent that such insurance is provided to similarly situated Company executives, provided that this benefit will cease and the Company will be under no obligation to provide it if Executive has become eligible for coverage under another employer’s group coverage, and Executive hereby agrees to notify the Company promptly and in writing should that occur. If the payment of any COBRA or health insurance premiums on Executive’s behalf would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Healthcare Reform Act”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(c)    No Duplication. In the event that Executive is eligible for Change in Control Severance under Section 3 below, Executive shall not be eligible for and shall not receive the Standard Severance as provided in this Section 2.

3.        Change In Control Severance. In the event that a Change in Control occurs and within a period of six (6) months following the Change in Control, either: (i) Executive’s employment is involuntarily terminated by action of the Company other than for Cause, or (ii) Executive terminates Executive’s employment voluntarily for Good Reason, then Executive shall receive the following (subject to Executive’s execution of a release of claims, as described in Section 7):

(a)

Severance Payments. Continuation of payments in an amount equal to Executive’s then current Base Salary for the six (6) month period immediately following the termination of Executive’s employment (the “CIC Severance Period,” if Section 3 applies) less all customary and required taxes and employment-related deductions, in substantially equal installments in accordance with the Company’s normal payroll practices. The payments will commence within ninety (90) days following both the date of the termination of the Executive’s employment and the date that the release of claims described in Section 7 is effective and irrevocable. The first payment shall include those installments that would have been paid as of the payment commencement date had the payments commenced in the first payroll period following the termination date.

(b)    If within six (6) months after the occurrence of a Change in Control, the Company shall terminate the Executive’s employment without Cause or Executive resigns for Good Reason, then notwithstanding the vesting and exercisability schedule in any stock option or other equity award agreement between the Company and the Executive, all unvested stock options and other equity awards granted by the Company to the Executive pursuant to such agreement shall immediately vest and become exercisable and shall remain exercisable for not less than one year thereafter.

1/         “COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(b)    COBRA Payments. Upon completion of the appropriate COBRA forms, and subject to all the requirements of COBRA, continuation of Executive’s participation in the Company’s health and dental insurance plans at the Company’s cost (except for Executive’s co-pay, if any, which shall be deducted from Executive’s severance compensation) for the six (6) month COBRA eligibility period following such termination, to the same extent that such insurance is provided to similarly situated Company executives. If the payment of any COBRA or health insurance premiums on the Executive’s behalf would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Healthcare Reform Act or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(c)    No Duplication. In the event that Executive is eligible for Standard Severance under Section 2 above and the eligibility for Standard Severance has not occurred within a period of one (1) year following a Change in Control, Executive shall not be eligible for and shall not receive the Change in Control Severance as provided in this Section 3.

4.         No Severance. In the event that Executive’s employment is terminated for any reason other than those outlined in Sections 2 or 3 (including a termination of Executive’s employment in the event of his death or Disability), then Executive shall have no right to the severance payments/benefits provided under this Agreement.

5.           Distribution Limitation. If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change in Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (x) the full amount of such Payment; or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after- tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

6.          Timing Of Payments. It is intended that each installment of the payments and benefits provided under Sections 2 and 3 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. If any of the payments set forth in Sections 2 or 3 of this Agreement payable in connection with the Executive’s termination of employment constitute “non-qualified deferred compensation” subject to Section 409A of the Code, then the following conditions apply to the payment of the benefits in Sections 2 and 3: (i) any termination of the Executive’s employment triggering payment of benefits under Sections 2 or 3 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A- 1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company at the time the Executive’s employment terminates), any benefits payable under Sections 2 or 3 that constitute non-qualified deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6 shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs; (ii) if the Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Sections 2 or 3 that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Sections 2 or 3 of this Agreement; (iii) if the ninety (90) day period in which the payments will commence under Sections 2 or 3 begins in one taxable of the Executive and ends in the following taxable year, the payments will commence in the later taxable year; and (iv) neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

7.        Release of Claims. The Company shall not be obligated to pay Executive and Executive shall not be eligible or otherwise entitled to receive any of the compensation set forth in Sections 2 and/or 3 of this Agreement unless and until Executive has executed and delivered to the Company a fully enforceable and non-revocable separation agreement, which shall contain, at a minimum, a full and general release of all claims against the Company (including its affiliates, parents and subsidiaries and its and their officers, directors, employees, and agents, in a form satisfactory to the Company) as well as non-disparagement and confidentiality obligations in favor of the Company.

8.         Restrictive Covenants. Executive acknowledges and agrees that this Agreement provides Executive with payments and benefits above and beyond those which the Company already is providing Executive. In exchange for the payments and benefits provided herein, as well as other good and valuable consideration, Executive agrees to the following restrictive covenants:

(a)    While Executive is employed by the Company and for the twelve (12) month period immediately following the termination of the Executive’s employment with the Company (for any or no reason) (the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any affiliate, parent or subsidiary of the Company or undertake any planning for any business competitive with the Company or any affiliate, parent or subsidiary of the Company. For the purpose of this section, a business will be deemed to “compete” or be “competitive” if it performs any of the services or manufactures or sells any of the products provided or offered by the Company or if it performs any other services and/or engages in the marketing, production, manufacture, distribution or sale of any product or service similar to the services or products which were performed, produced, marketed, manufactured, distributed, sold, under development or planned by the Company during your affiliation with the Company, or which could substitute for such products or services.

(b)    During the Non-Competition Period, the Executive shall not recruit or otherwise solicit or induce any employees of the Company or any affiliate, parent or subsidiary of the Company to terminate their employment with, or otherwise cease their relationships with, the Company or any affiliate, parent or subsidiary of the Company.

(c)    The restrictions against competition set forth in paragraph 8(a) are considered by the parties to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

9.          No Impact On Employment Status. This Agreement is not intended to confer, and shall not be interpreted as conferring, any additional employment rights on Executive, and has no impact on either party’s right to terminate Executive’s employment under contract or applicable law.

10.       Enforceability; Reduction. If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable and any limitation on the scope or duration of any provision necessary to make it valid and enforceable shall be deemed to be a part thereof. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement.

11.         Notices.

(a)    All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:

iCAD, Inc.

98 Split Brook Road, Suite 100

Nashua, New Hampshire 03062

Attn: CEO

(b)    All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

12.       Entire Agreement / No Duplication of Compensation or Benefits. This Agreement, along with any prior employee, non-disclosure and invention agreement entered into between the Executive and the Company, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. The terms of Sections 2 and 3 above shall replace any agreement, policy or practice which otherwise would obligate the Company to provide any severance compensation and/or benefits to Executive, provided that this provision shall not be construed to otherwise limit Executive’s rights to payments or benefits provided under any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), deferred compensation, stock, stock option or similar plan sponsored by the Company.

13.        Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

14.        Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

15.         Assignment. The rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

16.       Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

17.        Governing Law / Jurisdiction / Service of Process. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement will be brought in the courts of the State of New Hampshire or of the United States of America for the District of New Hampshire. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 11.

18.         Non-disparagement

You agree not to make any disparaging statements concerning the Company or any of Company Releasees or any of its or their products, product candidates, discovery programs or services, current or former officers, directors, employees or agents. These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding, or any rights that you may have under the National Labor Relations Act or other federal or state law, including any right that you have to disclose future sexual harassment or sexual assault claims or disputes that have not yet arisen and are afforded continued protection by federal or state law.

19.         Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

iCAD, Inc.

By:
Brian Testa

Date:	Apr 13, 2023

EXECUTIVE: Eric Lonnqvist
Eric Lonnqvist

Date:	Apr 13, 2023

Chief Financial Officer

About iCAD:

iCAD is a global leader in advanced breast cancer detection solutions built on artificial intelligence and delivered through both an on premise and SaaS model that empower radiologists to find cancers earlier while improving reading workflow.

From the world leader in artificial intelligence for breast imaging, discover the ProFound impact iCAD’s award-winning portfolio of cancer detection, density assessment, and risk evaluation solutions can have on your reading workflow.

Accuracy accelerated. Detection delivered. Powered by AI.

The Role:

The Chief Financial Officer (CFO) will be responsible for helping us accelerate our growth and path to profitability.

The CFO will be a blend of strategist, catalyst, steward and operator. As a strategist, the CFO working with the CEO and Executive Leadership Team, defines the future of the company to enhance business performance and shareholder value. The Strategist provides a financial perspective on innovation and profitable growth, leveraging this perspective to improve risk-awareness, strategic decision-making and performance management integration, as well as translating the expectations of the capital markets into internal business imperatives.

As a catalyst, the CFO gains business alignment to identify, evaluate and execute strategies, and serves as a business partner to other decision-makers.

From an operator perspective, efficiency and service levels are the primary areas of focus for the CFO balancing cost and service levels in delivering on the finance organization’s responsibilities, and adapts finance’s operating model as necessary. The CFO will lead the finance and accounting teams.

For stewardship, the CFO focuses on ensuring company compliance with financial reporting and control requirements, accounting, control, risk management and asset preservation.

The candidate must have a deep understanding of accounting practices, SEC, SOX, GAAP and extensive experience filing the 10-Q. In addition, a deep understanding of regulatory markets, investor relations while navigating and partnering with a public board of directors.

The role will report to the Chief Executive Officer and can be located anywhere in the US.

Responsibilities:

•    Strategic Advisor: Serve as a business partner and strategic advisor to the CEO and to other members of the top leadership team. Provide insightful focus on critical business levers to drive growth. Contribute actively to the evolution and execution of strategic and business plans across functions. Work closely with the senior management team to evaluate current and future operating performance with the objective of maximizing shareholder value, maintaining and improving financial flexibility and enhancing the company’s overall financial position. Provide leadership in the planning and execution of fundraising, including equity financings and all forms of debt as necessary and appropriate.

•    Financial Leadership: Communicate a clear vision for the company to investors, business partners and employees, enhancing the company’s credibility with shareholders, analysts, and the financial community. Develop and maintain excellent relationships and effectively represent company interests with shareholders, financial institutions and the investment community. Communicate regularly and clearly to institutional investors and analysts to facilitate proper valuation of corporate equity and debt securities.

98 Spit Brook Road, Suite 100 Nashua, NH 03062

phone: 603.882.5200     toll free: 866.280.2239     fax: 603.218.6658

www.icadmed.com

•    Financial Management: Think strategically about how best to leverage the company’s resources to ensure that it continues to have sufficient access to capital, liquidity and funding sources: equity, debt and other mechanisms as appropriate.

•    Financial Operations: Lead, manage and direct all financial affairs of the company today and in the future; this includes financial planning, forecasting and budgeting, audit, regulatory filings and compliance, finance operations including billing systems, accounts payable, accounts receivable, SOX compliance and timely close of financial reporting each month. Also ensure the integrity and compliance of all financial and regulatory reporting, controls, systems, policies and procedures.

•    Team leadership: Provide leadership, mentorship and coaching to the finance organization. Establish an environment of problem solving and improved business practices, attract and retains superior financial talent.

•    Investor Relations: Serve as a key spokesman for the company to broad constituents, ensuring transparency in communications, while positioning the company effectively to prospective investors.

•    Relationship Management: Develop long-term relationships and credibility with key external constituencies including external auditors, bankers, investors, shareholders, legal counsel and other advisors.

•    Risk Management: Interface directly with the Board and Audit Committee of the Board, ensuring they have a clear sense of the overall financial health and potential risk areas of the company. Maintain prudent risk policies and exposures and establish balance sheet management and forecasting discipline.

•    Planning/Budget: Provide overall leadership to the management reporting, financial planning and budgeting processes. Lead efforts to improve the analytical rigor of the finance team so that business decisions throughout the organization are informed by analytical insight.

Competencies:

●

Proven experience as a Chief Financial Officer, Chief Operating Officer, Controller, Executive responsible for Financial Planning & Analysis or similar role; 7+ years experience in executive leadership positions (preferably within a SAAS company or cancer-related company).

●

Sound understanding of business functions and related budgeting processes such as Product Management and Marketing, Development, Sales, HR, Finance, Marketing, Customer Experience, Content Management, Partnerships etc.

●	Demonstrable competency in strategic planning and business development.
●	Sound judgment and aptitude in decision-making and problem-solving.
●	BSc/BA in Accounting, Finance, Business Administration or relevant field; MSc/MBA is a plus.
●	Leadership skills, with steadfast resolve and personal integrity.
●	Understanding of advanced business planning and regulatory issues.
●	A solid grasp of data analysis and performance metrics.
●	Demonstrated ability to communicate, present and influence credibly and effectively at all levels.
●	Excellent mentoring, coaching, leadership and people management skills.
●	Strategic thinking - the ability to understand the business implications of decisions; display an orientation towards growth and demonstrate knowledge of market and competition.

You’re able to demonstrate:

•    A record of executive leadership, ideally of multi-faceted, dynamic, and growth-oriented organizations. Ideally this experience would include functioning for a significant period as the CFO of a publicly traded company.

98 Spit Brook Road, Suite 100 Nashua, NH 03062

phone: 603.882.5200     toll free: 866.280.2239     fax: 603.218.6658

www.icadmed.com

•    Professional stature and a record of organizational impact, both within the finance function across all functions as a tenured member of senior leadership teams.

•    Credibility within the investment community; broad experience in the structuring and implementing of various financial and business transactions including capital raising.

•    Expertise within diagnostics, and an ability to grasp and articulate scientific concepts. Recent leadership experience in a dynamic and growth-oriented organization is ideal.

•    Experience from within established, disciplined, successful organizations; recent leadership within a company that has scaled from discovery through to late stage clinical development.

•    A demonstrated track record of serving as a business partner to the CEO, the Board and the senior leadership team with the ability to influence key business decisions and track performance against key objectives.

•    An energetic, positive, ambitious and communicative executive who maintains transparency both internally and externally. Excellent interpersonal communications, public speaking, and presentation skills.

•    A desire to work with purpose and passion; demonstrates tenacity and works towards continuous improvement.

•    A team orientation. Someone who focuses on collective results rather than individual achievements.

•    The highest ethics and moral standards; unquestioned integrity.

•    Outstanding intellectual ability with judgment that reflects reasoned and creative business views.

•    A broad-minded and practical business-minded individual who can grasp the impact of financial and operating decisions to the overall strategy.

•    A well-organized, high energy, detail-oriented, and persistent executive with the ability to identify/focus on key issues, prioritize efforts, and ensure follow up with timely/quality results.

This Job might be for you if:

●	You are a team player. You understand that flying solo is a limiting and isolating choice and know that making your team look good works far better than creating a one-man show.
●

You are an expert communication router - being at the center of the information triangle among market, team and company, you know how to find the best method and style to communicate thoughts, ideas, and feedback.

●	You lead by influence and example, through motivating, guiding and keeping your functional leads focused on the vision and goals.
●	You relate well to people and easily establish good relationships.
●	You respond quickly and appropriately to the needs of others.
●	You have a knack for explaining complicated things simply.
●	You’re level-headed and cool under pressure. When things change, you know how to roll with the punches.
●	You can tolerate ambiguity.
●	You enjoy managing the big picture, as well as the small details.
●	You are an out-the-box thinker when it comes to finding solutions for problems.
●	Basically, you will blow us away with your work ethic, your passion, your integrity, your attitude and your energy!

You’re good at:

●	Project Management

98 Spit Brook Road, Suite 100 Nashua, NH 03062

phone: 603.882.5200     toll free: 866.280.2239     fax: 603.218.6658

www.icadmed.com

●	Problem-Solving & Analytical Thinking
●	Staying sharp with technology and having a holistic view of technologies around you.
●	Public speaking
●	Leadership & Teamwork
●	Prioritization
●	Process building. You use Continuous Improvement tools (such as Lean, Six Sigma, Agile etc.) to improve processes, tech, people and systems.
●	Structuring new teams
●	Leading, managing and motivating people & teams
●	Coaching & developing staff
●	Setting appropriate standards of performance & behavior
●	Performance Management
●	Persuading & Influencing
●	Networking & collaborating with others
●	Planning & organizing
●	Implementing operational business plans to meet business needs
●	Process design, implementation & management

iCAD is an Equal Opportunity Employer and values diversity. We are committed to the principles of equal employment opportunity and affirmative action for all applicants and employees. Equal opportunity and consideration are afforded to all qualified applicants and employees in personnel actions, which include recruiting and hiring, selection for training, promotion, rates of pay or other compensation, transfer, discipline, demotion, layoff or termination. ICAD does not unlawfully discriminate on the basis of race, color, religion, sexual orientation, marital status, pregnancy, gender identity, gender expression, family medical history or genetic information, citizenship, national origin or ancestry, sex, age, physical or mental disability, medical condition, veteran status, military status, or any other basis protected by federal, state or local law, ordinance or regulation.

Eric Lonnqvist	Apr 13, 2023
Eric Lonnqvist	Date

98 Spit Brook Road, Suite 100 Nashua, NH 03062

phone: 603.882.5200     toll free: 866.280.2239     fax: 603.218.6658

www.icadmed.com

iCAD, Inc.

Confidentiality, Invention Assignment and Non-Solicitation Agreement

In consideration of employment of the undersigned (“Employee”) by or on behalf of iCAD, Inc. or its subsidiary (the “Company”), Employee covenants and agrees:

1.

ACKNOWLEDGEMENTS AND EMPLOYEE ACCESS TO CONFIDENTIAL INFORMATION. Employee acknowledges that: (a) Company is in a highly competitive industry; (b) from the outset of and during the course of Employee’s employment with Company Employee will have access to Confidential Information (as such term is defined below) of Company and/or its client relationships and goodwill, which, are highly valuable to Company and if disclosed in an unauthorized manner, could be highly prejudicial to Company and/or its clients; (c) Company would be irreparably harmed by Employee’s subsequent work for a competitor due to the possibility that there would be inadvertent or other disclosures of Company’s to Confidential Information (as such term is defined below) or that there would be improper interference with its valuable client relationships and goodwill; (d) Employee was given adequate consideration for this Agreement, and that as additional consideration for signing this Agreement and the restrictions contained herein, Employee acknowledges that Employee was given access to Confidential Information (as such term is defined below), proprietary and trade secret information; and (e) the restrictions in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests.

2.

VALUE OF COMPANY BUSINESS, CLIENTS, AND CONFIDENTIAL INFORMATION. Employee acknowledges that Company has created and developed Confidential Information (as such term is defined below). Additionally, Employee acknowledges that Company has entered into agreements with third parties whereby these third parties produce confidential, proprietary, and/or trade secret information for Company. Such information has independent actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is not readily available through any source other than Company. Maintenance of confidentiality regarding such information and special knowledge is essential to preserving the competitive position and value of Company. Further, the specialized services provided by Company to its clients are such that potential clients might not be aware of the availability of such services from Company. This specialized business requires Company to develop confidential relationships with its clients, whereby Company and each client work together closely to develop customized services for each client. Therefore, information concerning both the nature and the fact that Company's client relationships has independent actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

3.

CONFIDENTIAL INFORMATION DEFINED. “Confidential Information” of Company includes, but is not limited to, proprietary and trade secret information; the identity of Company clients; client information, including without limitation, personal, financial, social, or business information, client lists, client addresses or phone numbers, client contracts, particular needs and preferences of each client, and the manner in which business is conducted with each client; business methods; devices; processes; compilation of information; computer software developed by or for Company; computer-aided cancer detection methods; records; sales techniques and figures; marketing strategies; pricing and pricing strategies; methods of data processing; codes; surveys; designs; questionnaires; reports; industry norms; models; forecasts; formulae; equations; studies or data developed in connection with any project or activity of Company, and Company financial information.

a.

Confidential Information shall not include: (a) information now and hereafter voluntarily disseminated by Company to the public or which otherwise becomes part of the public domain through lawful means; and (b) information already known to Employee as documented by written records which predate Employee's employment with Company.

4.

NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Employee shall not, during or after Employee's employment with Company, use, publish, communicate, reproduce, disclose, remove from Company premises, or disseminate in any manner whatsoever any Confidential Information, either directly or indirectly, except as required in the course of employment with Company, as expressly authorized in writing by an officer or manager of Company, or as is disclosed as part of a voluntary communication with the United States Securities and Exchange Commission or any other governmental agency about a good-faith belief that a securities law violation may have occurred. Nothing in this Agreement shall waive or release any rights or claims that Employee may have under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Nothing in this Agreement prohibits Employee from discussing terms and conditions of employment or engaging in other concerted activity protected by law. Further, nothing in this Agreement prohibits Employee from cooperating with governmental investigations or reporting possible violations of laws or regulations to any governmental agency or entity, as required by law.

Non-California Employees

1.

5.

DUTY TO PREVENT DISCLOSURE. Employee agrees to take all precautions reasonably necessary to prevent the unauthorized handling, use, access, disclosure, or dissemination of Confidential Information either during employment with Company or following termination of employment with Company for any reason whatsoever and Employee shall follow all applicable policies and procedures of the Company regarding maintenance and protection of Confidential Information.

6.

CLIENT INFORMATION. Employee agrees not to use, publish, communicate, reproduce, disclose, remove from Company premises, or disseminate in any manner whatsoever, for compensation or otherwise, any information, actions, events, behavior, or other conduct that Employee observes or hears from Company’s clients, either directly or indirectly, either during employment with Company or following termination of employment, except as required in the course of employment with Company.

7.

REQUIRED DISCLOSURE. Notwithstanding Sections 4, 5 and 6 above, in the event that Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process in legal proceedings) to disclose any of the Confidential Information, Employee shall provide Company with prompt written notice of any such request or requirement so that Company may seek a protective order or other appropriate remedy, or waive compliance with the provisions of this Agreement.

8.

RETURN OF MATERIALS UPON TERMINATION OF EMPLOYMENT. Employee agrees that upon termination of Employee's employment with Company, for any reason whatsoever, Employee will immediately turn over to Company all Confidential Information, including but not limited to, any client lists, client contracts, or other client information in Employee's possession. Employee also agrees that upon Employee’s termination of employment with Company, for any reason whatsoever, to return all other Company property or equipment, including but not limited to documents, computer software, and/or other materials related to the business, professional or personal affairs of Company or any of Company’s clients. Further, Employee will not retain any copies of any of the above materials in hardcopy, electronic or other form.

9.	INVENTIONS.

a.

Employee has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by him/her prior to his/her employment with the Company (collectively referred to as “Prior Inventions”), which belong to him/her, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or service a Prior Invention owned by him/her or in which Employee has an interest, Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

b.

Employee will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, original works of authorship, developments, concepts, designs, discoveries, ideas, trademarks, trade secrets, formulae, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee's employment hereunder, which are related to or useful in the business of the Company, or result from tasks assigned Employee by the Company, or result from use of premises owned, leased or contracted for by the Company collectively referred to herein as "Inventions"), except as provided in section 8.f below.

Non-California Employees

2.

c.

Employee agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. Employee hereby assigns to the Company any rights Employee may have or acquire in all Inventions. Employee further agrees, as to all Inventions, to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents and copyrights on and trade secrets relating to Inventions in any and all countries, and to that end Employee will execute all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it.

d.

Employee's obligation to assist the Company in obtaining and enforcing patents and copyrights for and trade secrets relating to Inventions in any and all countries shall continue beyond the termination of Employee's employment, but the Company shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at the Company's request on such assistance.

e.

Employee agrees to keep and maintain adequate and current written records of all Inventions made by him/her (solely or jointly with others) during the term of his/her employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

10.

THIRD PARTY INFORMATION. Employee acknowledges and agrees that Employee will not utilize any confidential, proprietary or trade secret information of any other party in Employee's work for the Company, will not knowingly infringe on the patent, copyright or trademark of any other party in Employee's work for the Company, and is not bound or restricted in Employee's work for the company as a result of any non-competition or other agreement or agreements to which Employee is bound.

11.

PROHIBITION ON USE OF TRADE SECRET INFORMATION TO SOLICIT CLIENTS. Employee agrees that during his/her employment with Company and following termination of Employee's employment with Company, for any reason whatsoever, Employee shall not use any Company trade secrets to contact or solicit any clients or prospective clients of Company whom he/she served or whose names became known to him/her while in the employ of Company either on the Employee's behalf or on behalf of any other party engaged in a business which is competitive with Company.

12.

NON-SOLICITATION OF COMPANY EMPLOYEES. Employee agrees that during his/her employment with Company and for a period of one year following termination of his/her employment with Company, Employee shall refrain from interfering with Company's employees and shall not directly or indirectly, recruit or attempt to recruit, solicit or attempt to solicit, induce or attempt to induce, persuade or attempt to persuade any Company employee to leave the service of Company, whether or not the solicited employee would commit any breach of his or her own employment terms by so leaving.

13.

NO COMPETITION DURING EMPLOYMENT. Employee agrees that during his/her employment with Company, Employee will not engage in any other employment or activity that might interfere with or be in competition with the interests of Company.

14.

NON-COMPETE AFTER EMPLOYMENT. Employee agrees that for a period one year following the termination of his/her employment with Company (“Restrictive Period”), he/she will not, directly or indirectly work for a business directly competitive with the Company within the United States of America. This means Employee will not engage in any activities involving computer-aided detection or diagnosis or treatment of cancer or other conditions as an employee, owner, investor, independent contractor, or consultant during the Restrictive Period.

Non-California Employees

3.

15.

REMEDIES. In the event Employee breaches any of the covenants contained herein, Employee acknowledges that the Company’s remedy at law for damages will be inadequate and that a breach may cause irreparable injury to Company that could not be compensated by money damages. Therefore Company may enforce this Agreement by seeking injunctive relief, obtain a court order prohibiting Employee from breaching the Agreement and seek to recover any and all costs and expenses incurred in enforcing this Agreement, in addition to any other relief provided by applicable law. The limitations in this Agreement, which apply for a period one year after termination, shall be enforced by a court from the date of the last breach or violation of the applicable restriction(s) up to twenty-four months after termination of employment.

16.

TRADE SECRETS. The Parties further recognize and acknowledge that neither the above provisions nor Company's exercise of any rights thereunder shall limit the rights of Company under applicable statutes and common law rules regarding trade secrets or limit the rights of Company to seek damages relief.

17.

TERMINATION OF EMPLOYEE. Violation by Employee of any of these provisions shall, in addition to any other remedy available to Company, be sufficient basis for immediate termination of Employee as an employee of the Company.

18.

SEVERABILITY AND REFORMATION. The parties agree that in the event a court of competent jurisdiction finds any provision of this Agreement to be invalid or otherwise unenforceable, the remaining portions of this Agreement will retain their full force and effect. If a court decides that any provision of this Agreement is too broad, then the court may limit and/or reform that provision and enforce it as limited and/or reformed.

19.

ENTIRE AND SOLE AGREEMENT. The parties agree that this Agreement contains their entire agreement and supersedes all other agreements and understandings, whether written or oral, covering the subject matter hereof. The parties warrant that there were no representations, agreements, arrangements or understandings, whether written or oral, between them relating to the subject matter contained in this Agreement which are not fully expressed herein. No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by such party or by a duly authorized officer, partner, or agent of such party.

20.

CHOICE OF LAW AND FORUM. The parties agree that the laws of the State of New Hampshire shall govern the interpretation and enforcement of this Agreement, without giving effect to that state's choice of law rules and shall exclusively be enforced by any state or federal court of the State of New Hampshire, and the parties to this Agreement consent to the jurisdiction and venue of New Hampshire.

21.

INDEPENDENT REVIEW AND ADVICE. By signing his/her name below, Employee expressly acknowledges that he/she has read this Agreement, has had the opportunity to ask Company representatives questions about it, has had the opportunity to consult with an attorney of his/her choice (at his/her own expense) before signing it, and understands the contents of this Agreement. Employee further agrees that signing this Agreement is a condition of his/her employment with Company and payment therefore, which he/she understood before accepting employment with Company.

22.

COSTS AND ATTORNEYS FEES. In the event of any dispute, controversy, or other proceedings (including litigation or arbitration) arising out of or related to this Agreement, the prevailing party shall be entitled to reimbursement of all of its costs, including without limitation attorney and expert witness fees and costs.

23.

SUCCESSORS AND ASSIGNS. All covenants, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

Non-California Employees

4.

EMPLOYEE SIGNATURE:            Eric Lonnqvist

YOUR NAME PRINTED:         Eric Lonnqvist

DATE:        Apr 13, 2023

Non-California Employees

5.

iCAD, Inc.

POLICY

STATEMENT ON

TRADING IN iCAD, INC.

SECURITIES BY DIRECTORS,

OFFICERS, CONSULTANTS

AND OTHER EMPLOYEES

Because the Common Stock of iCAD, inc. (the "Company") is publicly traded, all directors and employees must be aware of and scrupulously observe the various laws and rules prohibiting what is commonly referred to as "insider trading." This Policy Statement is designed to protect the Company's reputation for integrity and ethical conduct that we have all worked hard to achieve. The policy applies to all directors, officers, consultants and other employees of the Company. It also affects members of your family as well as your friends and associates. Consultants of the Company also are expected to abide by all aspects of this policy.

At the outset, it should be made clear that an investment in the Company's publicly traded securities by directors, officers, employees and persons associated with the Company is encouraged. Nonetheless, it is also important to advise you of certain restrictions on purchases or sales as required under the securities laws. The securities laws are comprehensive and far reaching. Accordingly, this Policy Statement is primarily concerned with insider trading, points out only the more common problems relevant to that subject and does not attempt to deal with all of the prohibitions and restrictions which may be applicable to transactions in securities by a director or employee of the Company or his or her relatives. Specific questions should be addressed to the Chief Financial Officer of the Company.

Failure to comply with this Policy Statement may result in the loss of your job as well as substantial civil and criminal penalties. Please read this Policy Statement carefully and keep it in your files for future reference. We ask that you return the attached certification to the Company's HR or Personnel department after you have read this Policy Statement. The Company may require you to confirm to the Company from time to time that you have reviewed this Policy Statement and are in compliance.

POLICY

It is the Company's policy that a director, officer or other employee (or a related person) who has material, non-public information relating to the Company may not buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to non- public information about any other company that is obtained in the course of your employment. However, this policy does not apply to transactions directly with the Company, including, without limitation, purchases of stock upon exercises of stock options or other convertible securities issued by the Company or transactions pursuant to a pre-approved trading plan that complies with Rule lObS-1 of the Securities Exchange Act of 1934. The policy does apply, however, to any sale of stock as part of a broker-assisted "cashless" exercise of an option or warrant or other convertible security, or any other sale of the Company's stock for the purpose of generating the cash needed to pay the exercise price of an option or warrant or other convertible security.

The following transactions are PROHIBITED for directors, officers, consultants and other employees (or related persons) (even if you are not in the possession of material, non-public information):

1.

Buying or selling the Company's stock during "blackout periods", except for purchases of stock from the Company (such as the exercise of stock options or warrants or other convertible securities) or sales of stock made to the Company or purchases or sales of stock made pursuant to a pre-approved trading plan that complies with Rule lObS-1 of the Securities Exchange Act of 1934. The blackout period begins on the 15

2.	"Short" sales of the Company's stock (i.e., where a person borrows the Company's stock, sells it and then buys the Company's stock at a later date to replace the borrowed shares).

3.

Buying or selling puts or calls of the Company's shares. A put is an option or right to sell a specific stock at a specific price prior to a set date, and a call is an option or right to buy a specific stock at a specific price prior to a set date. Call options are purchased when a person believes that the price of a stock will rise, while put options are purchased when a person believes that the price of a stock will fall.

4.	Purchasing Company shares on margin (i.e., paying less than 100% of the purchase price for the securities before receiving full ownership of the securities).

5.

Short-term trading in securities (i.e., securities held for less than six months), other than the sale of securities underlying an exercised option, warrant or other convertible security that has been held for more than six months. This restriction already applies to directors and executive officers and is now being extended to all employees.

In addition, the Company may, from time to time, issue instructions advising designated personnel that they may not for designated periods buy or sell securities of the Company, or that no such securities may be traded without the prior approval of the officer or officers designated in such notice.

Transactions that may be necessary for independent reasons (such as the need to raise money for an emergency) are no exceptions. Even the appearance of an improper transaction must be avoided. Directors, officers and other employees are responsible for ensuring that members of their household and their immediate families comply with this policy.

QUESTIONS AND ANSWERS RELATED

TO THE INSIDER TRADING POLICY

What is Insider Trading?

Generally, insider trading occurs when a person buys or sells the Company's securities while in the possession of material, non-public information about the Company. Insider trading is not confined to the Company's securities. If, for example an employee learns that a contract is about to be entered into with another public company, trading in the securities of that other company also is prohibited if the information is material to that company and not yet disclosed to the public.

Liability also can occur if this kind of information is passed on to a person (a practice know as "tipping") who then trades in the security. Intent generally is not relevant. A casual comment made to another person could be a "tip," even without knowledge of intent that the other person will trade in the securities. In essence, being in possession of material inside information imposes an obligation not to disclose that information to an unauthorized person. This non- disclosure obligation is in addition to any confidentiality responsibilities you may have to the Company.

Who is an Insider?

Any person (directors, officers, other employees and non-employees alike) who is in possession of material, non-public information is an "insider" for purposes of these restrictions.

What is Material Information?

Information which is material, as used in this context, is any fact or circumstance which, if known to a responsible investor, would have a reasonable likelihood of influencing the decision to invest or to sell. Both good and bad news can be material, and information may be material even though it would not be sufficient to change the investor's decision. It is sufficient that the information would be significant as part of the total mix of information available to an insider, for purposes of making a decision. In simple terms, material information is anything that is likely to affect the price of the stock. Examples of material information include:

(i)	the proposed acquisition of a significant business;

(ii)	a significant expansion or cutback of operations;

(iii)	internal financial information that departs from what the market would expect;

(iv)	a default or anticipated default under debt instruments or important contracts;

(v)	a proposal for a merger or the purchase or sale of substantial assets;

(vi)	a tender offer for the shares of the Company's securities;

(vii)	an earnings estimate or revision of a previously released earnings estimate;

(viii)	major litigation or the threat of major litigation;

(ix)	significant management developments such as resignations or new appointments;

(x)	a significant increase or decrease in sales or earnings;

(xi)	the receipt of FDA or other regulatory approvals; and

(xii)	the discovery of a new product or the issuance of an important patent.

This list is not exhaustive; if in doubt about whether information is material, do not trade in the Company's securities and do not discuss the information outside of the Company unless and until the information becomes public through proper channels. Bear in mind that your conduct will be viewed with the benefit of hindsight.

What is Non-Public Information?

An insider may trade only when he or she is certain that official announcements of material information have been sufficiently publicized so that the public has had the opportunity to evaluate it. Thus, insider trading is not made permissible merely because material information is reflected in rumors or other unofficial statements in the press or marketplace. An insider may not attempt to "beat the market" by trading simultaneously with, or shortly after, the official release of such information. As a normal rule, information is considered non-public until at least two full trading days have passed after the information is released by the Company to a national wire service. For example, if an announcement is made on a Monday, trading should not occur until Thursday. The Chief Financial Officer of the Company will know when information has been released to the public.

What are the Penalties for Insider Trading?

The consequences of insider trading violations can be enormous:

For individuals who trade on inside information or who tip such information to others:

•	a civil penalty of up to three times the profit gained or the loss avoided

•	a criminal fine (no matter how small the profit) of up to $1 million; and

•	a jail term of up to ten years.

Individuals also may be prohibited from serving as directors or officers of the Company or any other public company.

These penalties are in addition to any sanctions the Company itself may impose, including dismissal for cause.

Eric Lonnqvist	Apr 13, 2023
Name	Date

Whistle-Blower Policy

iCAD, Inc.

iCAD, Inc. (the "Company") has established a procedure by which employees, officers, consultants, and contractors can report to the Company allegations of known or suspected Improper Activities (as hereinafter defined).

"Improper Activities" include, but are not limited to, (i) questionable accounting, internal accounting controls or auditing matters; (ii) disclosures in documents filed by the Company with the Securities and Exchange Commission (the "SEC") and other public disclosures made by the Company that may not be complete or accurate; (iii) violations of the Company's Code of Conduct; (iv) violations of federal or state securities laws or other laws applicable to the Company; (v) wire fraud, mail fraud, bank fraud, or any fraud against the Company's stockholders or under statute; (vi) forgery or alteration of documents; (vii) misappropriation or misuse of Company resources, such as funds or other assets; (viii) authorizing or receiving compensation for goods not received or services not performed; or

(ix) any other activity by an employee that is undertaken in the performance of the employee's official duties, whether or not that action is within the scope of his or her employment, and that is in violation of any state or federal law or regulation, or constitutes malfeasance, bribery, fraud, misuse of Company property, or willful omission to perform his or her duties, or involves gross misconduct.

Employees are encouraged to use the guidance provided by this policy for reporting Improper Activities in accordance with the following:

1.    Reporting Requirement. All officers, directors, consultants, and employees are required to report information concerning Improper Activities. Such reports are encouraged to be made in writing to assure a clear understanding of the issues but may be oral. Such reports should be factual rather than speculative or conclusory and should contain specific information to allow for proper assessment of the nature, extent and urgency of the issues raised in the report.

Reporting employees should refrain from (i) obtaining evidence for which they do not have a right of access and (ii) conducting their own investigative activities.

It is the Company's policy that no employee shall be subject to disciplinary or retaliatory action by the Company or any of its employees or agents because of the employee's submitting a report hereunder. However, employees who file reports of Improper Activities or provide evidence which they know to be false or without a reasonable belief in the truth and accuracy ofsuch information will not be protected by the above policy statement and may be subject to disciplinary action and legal claims.

Reporting employees that report Improper Activities on an anonymous basis must provide sufficient corroborating evidence to justify the commencement of an investigation. Unspecified wrongdoing or broad allegations without verifiable evidentiary support may not lead to an investigation. Because of the inability of investigators to interview anonymous reporting employees, it may be more difficult to evaluate the credibility of an Improper Activity and therefore, it may be less likely that an investigation of an anonymous report will be initiated.

2.    Procedure for Reporting Improper Activities. To submit a report involving any known or suspected Improper Activity, an employee may contact the Audit Committee of the Company's Board of Directors by calling 603-821-4896 and leaving a voicemail message, sending an e-mail to auditcommittee@icadmed.com, or sending a letter to the Audit Committee in care of the Company's headquarters office in Nashua, New Hampshire. Employees are encouraged to provide as much specific information as possible including names, dates, places and events that took place, and the employee's perception of why the incident(s) constitute an Improper Activity. Anonymous written or telephonic communications will be accepted. Reports submitted through this process that involve the Company's accounting, auditing, and internal auditing controls and disclosure practices will be presented by the Chair of the Audit Committee to the full Audit Committee of the Company's Board of Directors. An employee may utilize this process either to raise new complaints or if he or she feels that a complaint previously raised has not been appropriately handled.

The Audit Committee of the Company's Board of Directors will report to the full Board of Directors of the Company on matters arising under this Policy. The responsibilities of the Chairman of the Audit Committee under this Policy include oversight of the following matters:

•     Administering, implementing, and overseeing ongoing compliance under the Policy.

•     Establishing, amending where necessary and administering procedures to assure that reports of Improper Activities will be collected, reviewed promptly, treated, or resolved in an appropriate manner, and retained.

•     Establishing, amending where necessary and administering procedures that enable employees to submit reports of Improper Activities and related concerns in a confidential and anonymous manner.

•     Ensuring that the individuals at the Company who are responsible for preparing and reviewing the Company's public filings with the SEC and other public disclosures are made aware of reports of improper Activities involving the Company's accounting, auditing, and internal auditing controls, or disclosure practices.

Eric Lonnqvist	Apr 13, 2023
Name	Date

Lonnqvist, Eric Offer Letter

Final Audit Report	2023-04-13

"Lonnqvist, Eric Offer Letter" History

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